--------                                                                                            ------------------------------
 FORM 4                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION                                  OMB APPROVAL
--------                                Washington, D.C.  20549                                     ------------------------------
                                                                                                    OMB Number:          3235-0287
                             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           Expires:    September 30, 1998
                                                                                                    Estimated average burden
                                                                                                    hours per response........ 0.5
                                                                                                    ------------------------------

[_] Check this box if no longer          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of
    subject to Section 16. Form 4        the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company
    or Form 5 obligations may                                                  Act of 1940
    continue.  See Instruction 1(b).
    (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------

1.  Name and Address of Reporting   2.  Issuer Name and Ticker or Trading Symbol            6.  Relationship of Reporting Person(s)
    Person*                                                                                     to Issuer
                                                                                                      (Check all applicable)
    Michael D. Ketcham                  The WMF Group, Ltd. (WMFG)                                 Director           10% Owner
 ------------------------------------------------------------------------------------------ ----                 ----
    (Last)    (First)    (Middle)  3.  IRS or Social Security  4.  Statement for Month/Year   X    Officer (give      Other (specify
                                       Number of Reporting                                  ----   title below)  ----        below)
                                                                                                Executive Vice President, Treasurer
                                                                                                -----------------------------------
                                                                                                    and Chief Financial Officer
    1593 Spring Hill Road, #400        Person (Voluntary)          March, 1999                      ---------------------------
-----------------------------------                            ---------------------------------------------------------------------
             (Street)                                          5.  If Amendment, Date of    7. Individual or Joint/Group
                                                                   Original (Month/Year)    Filing (Check Applicable Line)
                                                                                            X  Form filed by One Reporting Person
                                                                                           ---
                                                                                               Form filed by More than One
    Vienna,       VA         22182                                                         --- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)        (State)    (Zip)
                                                Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------

1.    Title of Security   2. Trans-     3. Trans-     4. Securities Acquired (A)  5.  Amount of       6.  Ownership   7.  Nature of
      (Instr. 3)             action        action        or Disposed of (D)           Securities          Form:           Indirect
                             Date          Code          (Instr. 3, 4 and 5)          Beneficially        Direct (D)      Beneficial
                                           (Instr. 8)                                 Owned at            or Indirect     Owner-
                             (Month/                                                  End of Month        (I)             ship
                              Day/
                             Year)                                                    (Instr. 3 and 4)    (Instr. 4)      (Instr. 4)

                                          ---------------------------------------
                                          Code    V    Amount  (A) or (D)  Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par     3/8/99        M(1)    V     5,360      A       $5.00         10,360                D(2)
value
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)



FORM 4 (continued)             Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                           (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------
1. Title of     2. Conversion   3. Transaction   4. Transaction   5. Number of     6. Date           7. Title and   8. Price
   Derivative      or              Date             Code             Derivative       Exercisable       Amount of      of
   Security        Exercise                                          Securities       and Expiration    Underlying     Derivative
   (Instr. 3)      Price of        (Month/          (Instr. 8)       Acquired (A)     Date (Month/      Securities     Security
                   Derivative      Day/                              or Disposed      Day/Year)
                   Security        Year)                             of (D)                            (Instr. 3       (Instr. 5)
                                                                     (Instr. 3, 4,                     and 4)
                                                                     and 5)        -------------------------------
                                                                                                            Amount
                                                                                                              or
                                                                                   Date      Expir-         Number
                                                                                   Exer-     ation            of
                                                 --------------------------------- cisable   Date    Title  Shares
                                                    Code     V       (A)     (D)
----------------------------------------------------------------------------------------------------------------------------------
Rights to            $5.00           3/8/99          X       V               5,360  2/5/99  3/8/99   Common   5,360       (1)
Purchase                                                                                             Stock,
Common                                                                                               par
Stock                                                                                                value
                                                                                                     $.01
                                                                                                     per
                                                                                                     share
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
1. Title of                                    9. Number of     10. Ownership   11. Nature of
   Derivative                                     Derivative        Form of         Indirect
   Security                                       Securities        Deriva-         Beneficial
   (Instr. 3)                                     Beneficially      tive            Ownership
                                                  Owned at          Security;       (Instr. 4)
                                                  End of            Direct
                                                  Month             (D) or
                                                                    Indirect
                                                  (Instr. 4)        (I)

                                                                    (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------
Rights to                                            0                  D(2)
Purchase
Common
Stock
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:                                                         /s/ Michael D. Ketcham            April 9, 1999
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------   --------------
      If space is insufficient, see Instruction 6 for procedure.                  **Signature of Reporting Person   Date
**Intentional misstatements or omissions of facts constitute Federal              Michael D. Ketcham
Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form                                                     Page 2 of 2
displays a currently valid OMB Number.                                                                             SEC 1474 (7-96)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
 Name and Address of Reporting Person           Issuer Name and Ticker or Trading Symbol        Statement for Month/Year
 Michael D. Ketcham                                     The WMF Group, Ltd. (WMFG)                      March, 1999
 1593 Spring Hill Road, #400
 Vienna, VA  22182

----------------------------------------------------------------------------------------------------------------------------------

1. Shares acquired upon the exercise of 5,360 rights received by Mr. Ketcham during the Company's rights offering to its shareholders. During the rights offering, each of the Company's shareholders received 1.072 transferable rights for each share of common stock owned on February 1, 1999. Each right entitled its holder to purchase one share of the Company's common stock for $5.00.

2. Held jointly by Mr. Ketcham and his spouse.